As filed with the Securities and Exchange Commission on March 28, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Longeveron Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2174146
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1951 NW 7th Avenue, Suite 520

Miami, Florida 33136

(305) 909-0840

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wa’el Hashad

Chief Executive Officer

Longeveron Inc.

1951 NW 7th Avenue, Suite 520

Miami, Florida 33136

(305) 909-0840

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jennifer R. Minter, Esq.

Buchanan Ingersoll & Rooney PC

Union Trust Building

501 Grant Street, Suite 200

Pittsburgh, PA 15219

(412) 562-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐          Accelerated filer ☐          Non-accelerated filer ☒          Smaller reporting company ☒          Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Registrant has an existing registration statement on Form S-3 (File No. 333-264142) that was declared effective on April 14, 2022 (the “Prior Registration Statement”), and which expires with respect to certain securities registered thereon on April 14, 2025 pursuant to Rule 415(a)(5). In accordance with Rule 415(a)(5) and Rule 415(a)(6), by filing this registration statement on Form S-3, the Registrant may continue to offer and sell such securities covered by the Prior Registration Statement during the grace period afforded by Rule 415(a)(5).

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus	Subject to Completion, Dated March 28, 2025

$70,000,000

Class A Common Stock

Preferred Stock

Warrants

Purchase Contracts

Units

We may offer and sell, from time to time in one or more offerings, any combination of the securities identified above in one or more offerings, having a maximum aggregate offering price of $70,000,000. This prospectus provides you with a general description of the securities. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with any documents we incorporated by reference, before you invest in any of our securities.

We are an emerging growth company and a smaller reporting company as defined under Federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Our Class A common stock par value $0.001 per share (“Class A Common Stock”) is traded on the NASDAQ Capital Market under the symbol “LGVN.” Each prospectus supplement will contain information, where applicable, as to our listing on the NASDAQ Capital Market or any other securities exchange of the securities covered by the prospectus supplement. On March 21, 2025, the last reported sale price of our Class A Common Stock on the NASDAQ Capital Market was $1.85. As of March 21, 2025, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $23.4 million, which we calculated based on 14,957,903 shares of outstanding common stock as of March 21, 2025, of which 12,685,047 shares were held by non-affiliates, and a price per share of $1.85 as of March 21, 2025, which is a date within 60 days prior to the filing date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell, pursuant to the registration statement of which this prospectus forms a part, securities with a value exceeding one-third of the aggregate market value of our outstanding common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75.0 million. One-third of our public float, calculated in accordance with General Instruction I.B.6 of Form S-3 as of March 21, 2025, was approximately $7,085,067. In accordance with General Instruction I.B.6 of Form S-3, during the 12 calendar months prior to and including the date of this prospectus, we offered and sold approximately $9,000,005.65 of securities on July 18, 2024, pursuant to that Form S-3 Registration Statement No. 333-264142. These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors” and in our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus. You should review that section of the related prospectus supplement and those filings for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is        , 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus having a maximum aggregate offering price of $70,000,000. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement or in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a prospectus supplement or a document incorporated by reference in this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Before buying any of the securities that we are offering, you should carefully read both this prospectus and any prospectus supplement with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement (or any free writing prospectus), as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through any combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Longeveron” refer to Longeveron Inc. Longeveron has no subsidiaries. When we refer to “you,” we mean the holders of the applicable series of securities.

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PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about the Company that is not included in, or delivered with, this prospectus. Before making an investment, you should read the entire prospectus and any supplements or amendments carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which we filed with the SEC on February 28, 2025, and any of our other subsequently filed periodic reports on Form 10-Q. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: Longeveron Inc., 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136, Attention: Legal Department.

THE SECURITIES THAT MAY BE OFFERED

We may offer or sell common stock, preferred stock, warrants, purchase contracts and units in one or more offerings and in any combination. The aggregate offering price of the securities we sell pursuant to this prospectus will not exceed $70,000,000. Each time securities are offered with this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered and the net proceeds we expect to receive from that sale.

The securities may be sold to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the section of this prospectus captioned “Plan of Distribution.” Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

OUR COMPANY

We are a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-B™, an allogeneic Mesenchymal Stem Cell (“MSC”) formulation sourced from the bone marrow of young, healthy adult donors. Lomecel-B™ has multiple potential mechanisms of action that promote tissue repair and healing with broad potential applications across a spectrum of disease areas. The underlying mechanism(s) of action that may lead to tissue repair programs include the stimulation of new blood vessel formation, modulation of the immune system, anti-inflammatory properties, reduction in tissue fibrosis, and the stimulation of endogenous cells to divide and increase the numbers of certain specialized cells in the body.

We are currently pursuing three pipeline indications: Hypoplastic Left Heart Syndrome (“HLHS”), Alzheimer’s disease (“AD”) and Aging-related Frailty. Our mission is to advance Lomecel-B™ and other cell-based product candidates into pivotal or Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community.

Longeveron received notice from the World Health Organization (“WHO”) that the name “laromestrocel” for our Lomecel-B™ product has been adopted by the WHO and published in the International Nonproprietary Names (INN) list 132 on February 13, 2025.

HLHS

Our HLHS program is focused on the potential clinical benefits of Lomecel-B™ as an adjunct therapeutic to standard-of-care HLHS surgery. HLHS is a rare and devastating congenital heart defect in which the left ventricle is severely underdeveloped. As such, babies born with this condition die shortly after birth without undergoing a complex series of reconstructive heart surgeries. Despite the availability of life-saving surgical interventions, clinical studies show that only 50 to 60 percent of affected individuals survive to adolescence. Early clinical study data shows the potential survival benefit of Lomecel-B™ for HLHS patients and supports Longeveron’s belief that these data show the potential to alter the treatment landscape for patients with HLHS. We have completed a Phase 1 open-label study (“ELPIS I”)1 that supported the safety and tolerability of Lomecel-B™ for HLHS, when directly injected into the functional right ventricle (“RV”) during the second-stage standard-of-care surgery (adding minimal additional time to the surgical procedure). Preliminary data revealed that several indices of right ventricular function show suggestions of either improvement or prevention of deterioration over one year following surgery. Heart transplant-free survival for patients who received Lomecel-B™ intracardiac injection is favorable as compared to historical controls for survival. The ELPIS I trial showed 100 percent transplant-free survival in children up to 5 years after receiving Lomecel-BTM, compared to a 20 percent mortality rate observed from historical control data. The improvement in HLHS survival following the Phase 1 ELPIS I clinical trial resulted in scientific presentations at American Heart Association (“AHA”) in November 2023 and Congenital Heart Surgeons’ Society’s 51st Annual Meeting in October 2024.

Based on these findings, the U.S. Food and Drug Administration (the “FDA”) granted Lomecel-B™ Rare Pediatric Disease (“RPD”) Designation, Orphan Drug Designation (“ODD”), and Fast Track Designation for treatment of infants with HLHS. On September 3, 2024 Longeveron announced a positive Type C meeting with the FDA supporting the advancement of Lomecel-B™. Longeveron is currently conducting a controlled Phase 2b trial (“ELPIS II”) to compare the effects of Lomecel-B™ as an adjunct therapeutic versus standard-of-care (HLHS surgery alone). We hope that a positive outcome could add to the clinical data suggesting the clinical benefit of Lomecel-B™ as part of standard-of-care treatment in HLHS patients.

As a result of the Type C meeting, we reached foundational alignment with the FDA on the registrational path to pursue traditional approval for Lomecel-B™ for treatment of HLHS, based on the proposed clinical development program, which includes the ongoing Phase 2b ELIPIS II study as the pivotal study to provide primary evidence of effectiveness. We have started to ramp up Biologics License Application (BLA) enabling activities as we currently anticipate a potential filing with the FDA in 2026 if the current ELPIS II trial is successful.

Alzheimer’s Disease

In September 2023, we completed our Phase 2a AD clinical trial, known as the CLEAR MIND trial. This trial enrolled patients with mild AD and was designed as a randomized, double-blind, placebo-controlled study across ten U.S. centers. Our primary objective was to assess safety, and we tested three distinct Lomecel-BTM dosing regimens against placebo.

The study demonstrated positive results. The established safety profile of Lomecel-B™ for single and multiple dosing regimens was demonstrated in study data that showed no incidence of hypersensitivity or infusion-related reactions, there were no cases of amyloid-related imaging abnormalities (ARIA), and all Lomecel-B™ treatment groups met the safety primary endpoint and showed slowing/prevention of disease worsening relative to placebo. There were statistically significant improvements in the secondary efficacy endpoint, composite AD score (“CADS”) for both the low-dose Lomecel-BTM group and the pooled treatment groups compared to placebo. Other doses also indicated promising results in slowing/prevention of disease worsening. Additionally, a statistically significant improvement versus placebo was observed in the Montreal cognitive assessment (“MoCA”) and in the activity of daily living observed by a caregiver and measured by Alzheimer’s disease Cooperative Study Activities of Daily Living (“ADCS-ADL”). The study indicated potential preservation of brain volumes in some but not all AD related areas of brain 39 weeks after treatment commenced. Brain magnetic resonance imaging (“MRI”) results demonstrated a 48% reduction in whole brain volume loss, 62% reduction in hippocampal volume loss, and potential improvement in neuroinflammation in some but not all brain regions via diffusion tensor imaging (DTI).

[1]	Sunjay Kaushal, M.D., Ph.D, Joshua M Hare, M.D., Jessica R Hoffman, Ph.D, Riley M Boyd, BA, Kevin N Ramdas, M.D., MPH, Nicholas Pietris, M.D., Shelby Kutty, M.D., Ph.D, MS, James S Tweddell, M.D., S Adil Husain, M.D., Shaji C Menon, MBBS, M.D., MS, Linda M Lambert, MSN-cFNP, David A Danford, M.D., Seth J Kligerman, M.D., Narutoshi Hibino, M.D., Ph.D, Laxminarayana Korutla, Ph.D, Prashanth Vallabhajosyula, M.D., MS, Michael J Campbell, M.D., Aisha Khan, Ph.D, Eric Naioti, MSPH, Keyvan Yousefi, PharmD, Ph.D, Danial Mehranfard, PharmD, MBA, Lisa McClain-Moss, Anthony A Oliva, Ph.D, Michael E Davis, Ph.D, Intramyocardial cell-based therapy with Lomecel-B™ during bidirectional cavopulmonary anastomosis for hypoplastic left heart syndrome: The ELPIS phase I trial, European Heart Journal Open, 2023.

The results of the CLEAR MIND trial were presented in the Featured Research Session at the 2024 Alzheimer’s Association International Conference (“AAIC”) in July 2024. The brain volume results measured by MRI results from this trial also were presented at the poster presentation at AAIC. These findings support both the safety and potential therapeutic benefit of Lomecel-BTM in managing mild AD, and we believe lays the groundwork for subsequent trials in this indication. Based on these results, the FDA granted Regenerative Medicine Advanced Therapeutics (RMAT) Designation on July 9, 2024, and Fast Track designation on July 17, 2024, to Lomecel-B™ for the treatment of mild AD.

Additional data from the CLEAR MIND trial was presented as a late breaking poster presentation at the Clinical Trials on Alzheimer’s Disease Conference (“CTAD24”) in October 2024 in Madrid, Spain.

Based on the totality of the evidence, the FDA granted our request for a Type B meeting. On March 20, 2025, Longeveron announced a positive Type B Meeting with the FDA supporting the advancement of Lomecel-B™ as a potential treatment for mild AD. As a result of the Type B meeting, we reached foundational alignment with the FDA on the overall study design for a proposed single, pivotal, seamless adaptive Phase 2/3 clinical trial, including proposed AD patient population, proposed placebo control, Lomecel-B™ dose selection and frequency, trial duration, and trial endpoints. To accelerate the pathway to potential approval of Lomecel-B™ for the treatment of mild AD, the FDA agreed to consider a Biologics License Application (BLA) based on positive interim trial results from the planned single study. Contingent upon obtaining additional non-dilutive funding and/or partnering support, we anticipate initiating the pivotal clinical trial in the second half of 2026.

Aging-related Frailty

Improvement of the quality of life for the aging population is one of the strategic directions of the Company. Life expectancy has substantially increased over the past century due to medical and public health advancements. However, this longevity increase has not been paralleled by health span – the period of time one can expect to live in relatively good health and independence. For many developed and developing countries, health span lags life-expectancy by over a decade. This has placed tremendous strain on healthcare systems in the management of aging-related ailments and presents additional socioeconomic consequences due to patient decreased independence and quality-of-life. Since these strains continue to increase with demographic shifts towards an increasingly older population, improving health span has become a priority for health agencies, such as the National Institute on Aging (“NIA”) of the National Institutes of Health (“NIH”), the Japanese Pharmaceuticals and Medical Devices Agency (“PMDA”), and the European Medicines Agency (“EMA”). As we age, we experience a decline in our own stem cells, a decrease in immune system function (known as “immunosenescence”), diminished blood vessel functioning, chronic inflammation (known as “inflammaging”), and other aging-related alterations that affect biological functioning.

Summary of Clinical Development Strategy

Our core strategy is to become a world-leading regenerative medicine company through the development, approval, and commercialization of novel cell therapy products for unmet medical needs, with a focus on HLHS. Key elements of our current business strategy are as follows.

●	Execution of ELPIS II, a Phase 2b randomized controlled trial set forth in greater detail below, to measure the efficacy of Lomecel-B™ in HLHS. This trial is ongoing and is being conducted in collaboration with the National Heart, Lung, and Blood Institute (“NHLBI”) through grants from the NIH.

●	Continue to pursue the therapeutic potential of Lomecel-B™ in mild AD. We completed a Phase 2a trial, the (“CLEAR MIND Trial”), which demonstrated the potential benefits of Lomecel-B™ over placebo to maintain cognitive function and slow deterioration of brain structure atrophy, with no safety issues observed. Specifically, the safety primary endpoint was met across all study groups and the trial demonstrated a statistical significance in the second CADS endpoint. Overall, in Lomecel-B™ groups, brain MRI demonstrated that whole brain volume loss was slowed, accompanied by significant preservation of multiple brain regions, including left hippocampus relative to placebo. We plan to continue to analyze the data in order to further develop our clinical development strategy. Our objective is to forge strategic collaborations for the advancement of Lomecel-B™ in addressing AD.

●	Limited focus on our international program. In line with the Company’s strategic direction for 2025 and moving forward to focus on HLHS and AD as set forth previously, in April 2024, the Company discontinued its clinical trial in Japan to evaluate Lomecel-B™ for Aging-related Frailty. The Company will continue to enroll patients on the Frailty and Cognitive Impairment registry trials in The Bahamas and plans to also launch an Osteoarthritis registry trial.

●	Expand our manufacturing capabilities to commercial-scale production. We operate a current good manufacturing practice (“cGMP”)-compliant manufacturing facility and produce our own product candidates for testing. We continue to improve and expand our capabilities with the goal of achieving cost-effective manufacturing that may potentially satisfy future commercial demand for potential Lomecel-B™ commercialization.

●	Collaborative arrangements and out-licensing opportunities. We will be opportunistic and consider entering into co-development, out-licensing, or other collaboration agreements for the purpose of eventually commercializing Lomecel-B™ and other products domestically and internationally if appropriate approvals are obtained.

●	Product candidate development pipeline through internal research and development, and in-licensing. Through our research and development program, and through strategic in-licensing agreements, or other business development arrangements, we intend to actively explore promising potential additions to our pipeline.

●	Continue to expand our intellectual property portfolio. Our intellectual property is vitally important to our business strategy, and we have taken and continue to take significant steps to develop this property and protect its value. Results from our ongoing research and development efforts are intended to add to our existing intellectual property portfolio.

Clinical Development Pipeline in 2025

We are currently in clinical development of a single product, Lomecel-B™ for three potential indications:

Figure 1: Lomecel-B™ clinical development pipeline

*	Not currently active for 2025

Hypoplastic Left Heart Syndrome (HLHS). The FDA granted Lomecel-B™ for the treatment of HLHS a Rare Pediatric Disease (“RPD”) Designation (on November 8, 2021), Orphan Drug Designation (“ODD”) (on December 2, 2021), and Fast Track Designation (on August 24, 2022). HLHS is a rare congenital heart condition affecting approximately 1,000 newborns in the US annually. HLHS is a birth defect that affects normal blood flow through the heart. As the baby develops during pregnancy, the left side of the heart does not form correctly so that babies are born with an underdeveloped or absent left ventricle. It is one type of congenital heart defect present at birth. Because a baby with this defect needs surgery or other procedures soon after birth, HLHS is considered a critical congenital heart defect. To prevent certain death shortly after birth, these babies undergo a series of three heart surgeries (staged surgical palliation) that reconfigures the single right ventricle to support systemic circulation. Despite these life-saving surgeries, HLHS patients nevertheless still have high early mortality and morbidity rates due primarily to heart failure.

We are currently conducting an ongoing Phase 2b clinical trial (ELPIS II) under FDA IND 017677. ELPIS II is a multi-center, randomized, double-blind, controlled clinical trial designed to evaluate Lomecel-B™ as an adjunct therapy to the standard-of-care second-stage HLHS heart reconstructive surgery which is typically performed at 4-6 months after birth. The primary objective is to evaluate change in right ventricular ejection fraction after Lomecel-B™ treatment versus standard-of-care surgery alone (38 subjects total: 19 per arm). This trial is presently over 90% enrolled and is funded in part by the NHLBI/NIH. While enrollment completion was initially targeted for the end of 2024, given the relatively small patient population, clinical trial enrollment timing for rare diseases like HLHS is difficult to predict and we anticipate full enrollment will be completed prior to the end of the second quarter of 2025.

ELPIS II is a next-step trial to our completed 10-patient open-label Phase 1 trial (ELPIS I) under the same IND. This Phase 1 trial was designed to evaluate the safety and tolerability of Lomecel-B™ as an adjunct to the second-stage HLHS surgery, and to obtain preliminary evidence of Lomecel-B™ effect to support a next-phase trial. The primary safety endpoint was met: no major adverse cardiac events (“MACE”) or treatment-related infections during the first month post-treatment, and no triggering of stopping rules. Furthermore, fluid-based and imaging biomarker data supported multiple potentially relevant mechanisms-of-action of Lomecel-B™, and the potential to improve post-surgical heart function.

All ELPIS I patients had completed long-term follow-up, and 100% 5-years post-Glenn survival data were presented by Principal Investigator Dr. Sunjay Kaushal, Cardiovascular and Thoracic Surgery, University of Nevada, Las Vegas at American Heart Association (“AHA”) in November 2023 and Congenital Heart Surgeons’ Society’s 51st Annual Meeting in October 2024.

We have filed patent applications relating to the administration of Lomecel-B™ for treating HLHS in Australia, the Bahamas, Canada, China, the European Patent Office, Japan, Hong Kong, South Korea, Taiwan, and the United States.

Alzheimer’s disease. AD, a devastating neurologic disease leading to cognitive decline, currently has very limited therapeutic options. An estimated 6.7 million Americans aged 65 and older have AD, and this number is projected to more than double by 2060. Lomecel-B™ treated patients showed an overall slowing/prevention of disease worsening compared to placebo in the completed Phase 2a study (CLEAR MIND) as previously detailed in this report, and met its primary endpoint of safety. These results are consistent with those of our earlier Phase I study2. Based on these results, in July 2024, the FDA granted RMAT designation and Fast Track designation to Lomecel-B™ for the treatment of mild AD. We believe Lomecel-B™ is the only product candidate to be granted RMAT designation for mild AD to date. We intend to forge strategic collaborations, consider potential partnerships, or pursue other available pathways or opportunities for the advancement of Lomecel-B™ in addressing AD.

We have filed patent applications relating to the treatment of AD using Lomecel-B™ in Australia, the Bahamas, Canada, China, the European Patent Office, Hong Kong, Israel, Japan, New Zealand, South Korea, Singapore, South Africa, and the United States. We have also filed another family of patent applications relating to improving Brain Architecture in Alzheimer’s disease using Lomecel-B™ in the Bahamas, Taiwan, in addition to a PCT application. Aging-related Frailty. Aging-related Frailty is a life-threatening geriatric condition that disproportionately increases risks for poor clinical outcomes from disease and injury. While the definition of Aging-related Frailty lacks consensus, would be a new indication from a regulatory standpoint, and has no approved pharmaceutical or biologic treatments, there are a number of companies now working to develop potential therapeutics for this unmet medical need.

We have previously completed two U.S. clinical trials under FDA IND 016644. One is a multi-center, randomized, placebo-controlled Phase 2b trial which showed that a single infusion of Lomecel-B™ significantly improved 6-Minute Walk Test (“6MWT”) distance 9 months after infusion (although results were inconclusive at six months after infusion), and also showed a dose-dependent increase in 6MWT distance 6 months after infusion. The second is a multi-center, randomized, placebo-controlled Phase 1/2 trial (“HERA Trial”) intended primarily to evaluate safety, and explore the effect Lomecel-B™ may have on specific biomarkers of immune system function in older, frail individuals receiving the high dose influenza vaccine, as well as to evaluate the potential effects of Lomecel-B™ on signs and symptoms of Aging Frailty. Results from this study showed that Lomecel-B™ was generally safe and well tolerated in patients with Aging-related Frailty. Additionally, hemagglutinin inhibition (“HAI”) assay results in the Lomecel-B™ and placebo groups to influenza were not statistically different, indicating Lomecel-B™ does not suppress the immune system.

We have filed patent applications relating to the administration of Lomecel-B™ for Aging-related Frailty in Australia, Canada, China, the European Patent Office, Hong Kong, Israel, Japan, Singapore, South Korea, New Zealand, South Africa, Taiwan, the Bahamas and the United States.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) December 31, 2026, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company we may (i) reduce our executive compensation disclosure; (ii) present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Prospectus; (iii) avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (iv) not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this prospectus of the reduced reporting requirements described above. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

We are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Corporate Information

We were initially formed as a Delaware limited liability company in October 2014, and as part of our initial public offering in February 2021, converted into a Delaware corporation pursuant to a statutory conversion, and changed our name to Longeveron Inc. Our principal executive offices are located at 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136 and our telephone number is (305) 909-0840. Our website address is www.longeveron.com and we make our filings with the Securities and Exchange Commission (SEC) available on the Investor Relations page of our website. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part. Our Class A Common Stock is traded on the NASDAQ Capital Market under the symbol “LGVN.”

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in the Company and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, or any updates thereto in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures, clinical trials, third party collaborations and partnerships and acquisitions of new businesses. The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to such offering.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein, including statements regarding our future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond our control and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained in this report include, but are not limited to, statements about:

●	our cash position and need to raise additional capital, the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors;

●	our financial performance, and ability to continue as a going concern;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

●	the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for certain of our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	our ability to scale production and commercialize the product candidate for certain indications;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates;

●	our ability to obtain and maintain regulatory approval of our product candidates in the U.S. and other jurisdictions;

●	our plans relating to the further development of our product candidates, including additional disease states or indications we may pursue;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this registration statement (of which this prospectus forms a part) and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this registration statement (of which this prospectus forms a part) and the documents incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise. We operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on our business or the extent to which any individual risk factor, or combination of risk factors, may cause results to differ materially from those contained in any forward-looking statement.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement or applicable free writing prospectus relating to a particular offering the specific terms of the securities offered by that prospectus supplement (or free writing prospectus). We will indicate in the applicable prospectus supplement (or free writing prospectus) if the terms of the securities differ from the terms we have summarized below. We will also include in the prospectus supplement (or free writing prospectus) information, where applicable, about material United States federal income tax considerations relating to the securities.

We may issue from time to time, in one or more offerings, the following securities:

●	shares of Class A Common Stock, par value $0.001 per share, of the Company;

●	shares of preferred stock, par value $0.001 per share, of the Company;

●	warrants;

●	purchase contracts; and

●	units representing two or more of the foregoing securities.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of any warrants, purchase contracts or units issued by us that may be offered or sold pursuant to this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our Class A Common Stock, together with the additional information we include in any applicable prospectus supplements (or free writing prospectus), summarizes the material terms and provisions of the Class A Common Stock that we may offer under this prospectus. For the complete terms of our Class A Common Stock, please refer to our certificate of incorporation, as amended (“Certificate of Incorporation”), and our bylaws (the “Bylaws”) which are incorporated by reference into the registration statement which includes this prospectus. The terms of our Class A Common Stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 84,295,000 shares of Class A Common Stock, par value $0.001 per share, 15,705,000 shares of Class B Common Stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors.

As of March 21, 2025 there were 13,473,898 shares of our Class A Common Stock outstanding, held by approximately 19 stockholders of record, 1,484,005 shares of our Class B Common Stock outstanding, held by approximately 12 stockholders of record, and no shares of our preferred stock outstanding.

Common Stock

We have two classes of authorized common stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion.

Voting. Holders of our Class A Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of stockholders and holders of our Class B Common Stock are entitled to five (5) votes for each share of Class B Common Stock held on all matters submitted to a vote of stockholders. The holders of our outstanding Class B Common Stock hold 37% of the voting power of our outstanding capital stock. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law could require either holders of our Class A Common Stock or Class B Common Stock to vote separately as a single class in the following circumstances:

(1)	if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

(2)	if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of the voting power of our outstanding capital stock can elect all of the directors then standing for election. Our Certificate of Incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our Certificate of Incorporation and Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Certificate of Incorporation.

Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Liquidation. In the event of our liquidation or dissolution, the holders of our Class A Common Stock and Class B Common Stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our Class A Common Stock and Class B Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Change of Control Transactions. In the case of any distribution or payment in respect of the shares of our Class A Common Stock or Class B Common Stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Class A Common Stock and Class B Common Stock will be treated equally and identically with respect to shares of Class A Common Stock or Class B Common Stock owned by them; provided, however, shares of each class may receive, or have the right to elect to receive, different or disproportionate consideration if the only difference in the per share consideration is that the shares to be distributed to a holder of a share of Class B Common Stock have five (5) times the voting power of any securities distributed to a holder of a share of Class A Common Stock.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class.

Conversion. Each outstanding share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Certificate of Incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, distributions or transfers of shares out to owners of a stockholder, or to partnerships, corporations, and other entities exclusively owned by the stockholder or their family members, as well as affiliates, subject to certain exceptions. Once converted or transferred and converted into Class A Common Stock, the Class B Common Stock may not be reissued. However, Class A Common Stock is not convertible into Class B Common Stock.

Rights and Preferences. Except for the conversion feature of our Class B Common Stock described above, holders of our Class A Common Stock and Class B Common Stock have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Class A Common Stock or Class B Common Stock. The rights, preferences and privileges of the holders of our Class A Common Stock and Class B Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Class A Common Stock and Class B Common Stock are, and any shares of Class A Common Stock offered hereby will, when issued be, fully paid and nonassessable.

Listing.

Our Class A Common Stock is listed on the NASDAQ Capital Market under the symbol “LGVN.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Colonial Stock Transfer Co., Inc.

Preferred Stock

Under our Certificate of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The issuance of preferred stock could adversely affect the voting power of holders of Class A Common Stock and Class B Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action. We have no present plan to issue any shares of preferred stock.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption (including while there is any arrearage in the payment of dividends or sinking fund installments);

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-Takeover Provisions

Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by our stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Dual Class Stock. As described above, our Certificate of Incorporation provides for a dual class common stock structure, which provides holders of our Class B Common Stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by the chairman of our board of directors, our chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Elimination of Stockholder Action by Written Consent. Any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent.

Staggered Board. Our board of directors is divided into three classes. The directors in each class serve a three-year term, with one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors. Our Certificate of Incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they choose. Further, as discussed above, holders of our Class B Common Stock will be entitled to five (5) votes for each share of Class B Common Stock held by them, including with respect to election of directors.

Choice of Forum. Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our Certificate of Incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder.

Our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our Certificate of Incorporation also provides that any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could rule that the choice of forum provisions contained in our Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise.

Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.

The provisions of Delaware law, and our Certificate of Incorporation and Bylaws, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Limitations on Liability and Indemnification Matters. Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under Delaware law, which prohibits our Certificate of Incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law and that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have also entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our Certificate of Incorporation and Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our Certificate of Incorporation, our Bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which have been filed as exhibits with the SEC.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

DESCRIPTION OF WARRANTS

As of March 21, 2025, we have issued and outstanding warrants to purchase up to 6,802,668 shares of our Class A Common Stock, in the aggregate. Our outstanding warrants are currently exercisable at prices ranging from $2.35 per share to $175.00 per share.

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of Class A Common Stock, and/or preferred stock in one or more series. We may issue warrants independently or together with Class A Common Stock, and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

●	the offering price and aggregate number of warrants offered;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

●	in the case of warrants to purchase Class A Common Stock or preferred stock, the number or amount of shares of Class A Common Stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;

●	the manner of exercise of the warrants, including any cashless exercise rights;

●	the warrant agreement under which the warrants will be issued;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	anti-dilution provisions of the warrants, if any;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

●	the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

●	the manner in which the warrant agreement and warrants may be modified;

●	the identities of the warrant agent and any calculation or other agent for the warrants;

●	if applicable, a discussion of any material United States federal income tax consequences of holding or exercising the warrants;

●	the terms of the securities issuable upon exercise of the warrants;

●	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and

●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amounts of warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act. No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law. Each warrant agreement and any warrants issued under the warrant agreements will be governed by Delaware law.

Calculation Agent. Any calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant, if any. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders. The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

DESCRIPTION OF PURCHASE CONTRACTS

The following description summarizes the general features of the purchase contracts that we may offer under this prospectus. Although the features we have summarized below will generally apply to any future purchase contracts we may offer under this prospectus, we will describe the particular terms of any purchase contracts that we may offer in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will incorporate by reference into the registration statement of which this prospectus is a part any purchase contract that we may offer under this prospectus before the sale of the related purchase contract. We urge you to read any applicable prospectus supplement related to specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part, from reports we file with the SEC.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

●	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

●	whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

●	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

●	any provisions relating to any security provided for the purchase contracts;

●	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

●	whether the purchase contracts are to be prepaid or not;

●	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

●	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

●	a discussion of certain U.S. federal income tax considerations applicable to the purchase contracts;

●	whether the purchase contracts will be issued in fully registered or global form; and

●	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus or in any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit certificate may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

●	the name or names of any underwriters, and if required, any dealers or agents;

●	the purchase price of the securities and the proceeds we will receive from the sale;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any securities exchange or market on which the securities may be listed or traded;

●	distribution of the securities from time to time in one or more public or private transactions at: a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices;

●	negotiated prices; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by such prospectus supplement. If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities. If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than have been sold to them by us in exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any Class A Common Stock sold pursuant to a prospectus supplement will be eligible for listing on the NASDAQ Capital Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states, securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the offered securities will be passed upon for us by Buchanan Ingersoll & Rooney PC.

EXPERTS

The financial statements of Longeveron Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, incorporated by reference in this prospectus and registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing in the Longeveron Inc. Annual Report on Form 10-K for the year ended December 31, 2024, and are included in this prospectus and the registration statement of which this prospectus is a part in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains the reports, proxy and information statements, and other information that issuers, such as us, file electronically with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website. We also make these documents publicly available, free of charge, on our website at http://www.longeveron.com as soon as reasonably practicable after filing such documents with the SEC. Information contained on our website, however, is not, and should not be deemed to be, incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Longeveron Inc., 1951 NW 7th Avenue, Suite 520, Miami, Florida 33136. Our telephone number is (305) 909-0840.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 28, 2025; and

●	Our Current Reports on Form 8-K filed with the SEC on January 30, 2025 and March 14, 2025 (in each case, except for information contained therein which is furnished rather than filed); and

●	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 11, 2021, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 27, 2024, as amended on Form 10-K/A filed with the SEC on March 11, 2024, and including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file (other than documents or portions of documents deemed to be furnished pursuant to the Exchange Act) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement, and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$70,000,000

Class A Common Stock

Preferred Stock

Warrants

Purchase Contracts

Units

PROSPECTUS

, 2025

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

Amount to be paid
SEC registration fee	$7,506.33
FINRA filing fees	$(1)
Printing expenses	$(1)
Accounting fees and expenses	$(1)
Legal fees and expenses	$(1)
Miscellaneous	$(1)

Total	$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Officers and Directors

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or obtained an improper personal benefit, or in the case of directors authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law. Our Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
2.1	Plan of Conversion, incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2021
2.2	Certificate of Conversion of Longeveron LLC, incorporated by reference to Exhibit 2.2 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2021
4.1	Certificate of Incorporation of Longeveron Inc., incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on February 16, 2021
4.2	Certificate of Amendment to Certificate of Incorporation of Longeveron Inc., incorporated by reference to the Registrant’s Current Report on Form 8-K filed March 19, 2024
4.3	Bylaws of Longeveron Inc., incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 filed on February 16, 2021
4.4	Specimen Class A Common Stock Certificate evidencing the shares of Class A Common Stock, incorporated by reference to Exhibit 4.1 on Registrant’s Registration Statement No. 333-252234 filed February 3, 2021
4.5	Underwriter Warrants issued February 17, 2021, incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2021
4.6	Form of Purchaser Warrant, incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
4.7	Form of Representative Warrant, incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed December 3, 2021
4.8	Form of Pre-Funded Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 13, 2023
4.9	Form of Series A/B Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed October 13, 2023.
4.10	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report Form 8-K filed October 13, 2023.
4.11	Form of Common Stock Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed December 22, 2023.
4.12	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed December 22, 2023.
4.13	Form of Pre-Funded Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 11, 2024
4.14	Form of Common Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed April 11, 2024
4.15	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed April 11, 2024
4.16	Form of Series C/D Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 18, 2024
4.17	Form of Placement Agent Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed April 18, 2024
4.18	Form of New Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed June 18, 2024
4.19	Form of Placement Agent Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed June 18, 2024
4.20	Form of Common Stock Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed July 19, 2024
4.21	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed July 19, 2024
4.22	Form of Ordinary Course Placement Agent Warrant, incorporated by reference to Exhibit 4.19 of the Registrant’s Registration Statement on Form S-1 filed August 6, 2024
5.1*	Opinion of Buchanan Ingersoll & Rooney PC
23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature pages to this Registration Statement)
107*	Filing Fee Table

*	Filed herewith

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 28th day of March, 2025.

LONGEVERON INC.

By:	/s/ Wa’el Hashad
Name:	Wa’el Hashad
Title:	Chief Executive Officer
(principal executive officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wa’el Hashad, Lisa A. Locklear and Paul Lehr, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wa’el Hashad	Chief Executive Officer and Director	March 28, 2025
Wa’el Hashad	(principal executive officer)

/s/ Lisa A. Locklear	Executive Vice President and Chief Financial Officer	March 28, 2025
Lisa A. Locklear	(principal financial and accounting officer)

/s/ Joshua Hare	Chairman of the Board	March 28, 2025
Joshua Hare

/s/ Khoso Baluch	Director	March 28, 2025
Khoso Baluch

/s/ Roger Hajjar	Director	March 28, 2025
Roger Hajjar

/s/ Richard Kender	Director	March 28, 2025
Richard Kender

/s/ Neha Motwani	Director	March 28, 2025
Neha Motwani

/s/ Rock Soffer	Director	March 28, 2025
Rock Soffer

/s/ Ursula Ungaro	Director	March 28, 2025
Ursula Ungaro